Ex99-17

AMENDED AND RESTATED
 AGREEMENT OF LIMITED PARTNERSHIP
 OF
 TORO PARTNERS, LP

        This Amended and Restated Agreement of Limited Partnership of Toro Partners, LP (this “Agreement”), is entered into by and among Upstate Energy Inc., a New York corporation, as the sole general partner (“Upstate” or the “General Partner”), and Toro Partner LLC, a Delaware limited liability company, as the sole limited partner (“Toro LLC” or the “Limited Partner”), to continue Toro Partners, LP, a Texas limited partnership (the “Partnership”), as a Texas limited partnership pursuant to the Texas Revised Limited Partnership Act (Texas Revised Civil Statutes Article 6132a-1, et seq., Vernon’s Texas Civil Statutes), as amended (the “TRLPA”).

W I T N E S S E T H

        WHEREAS, the Partnership was formed on September 30, 1999, when Toro Energy GP, Inc., a Texas corporation (“Toro Energy”), filed the Partnership’s original Certificate of Limited Partnership (the “Original Certificate”) with the Secretary of State of Texas and Toro Energy, as the sole general partner, and Headington LFG Partners, LP, a Texas limited partnership (“Headington”), and Toro Energy Holdings, L.P., a Texas limited partnership (“Holdings”, and collectively, Toro Energy, Headington and Holdings are the “Former Partners”), as the limited partners, entered into the Amended and Restated Agreement of Limited Partnership of Toro Partners, LP, effective as of September 30, 1999 (the “Original Partnership Agreement”);

        WHEREAS, on June 2, 2003, and pursuant to that certain Purchase and Sale Agreement by and among Upstate and Toro LLC, as the purchasers, and the Former Partners, as the sellers, Upstate purchased from Toro Energy its 1% general partner interest in the Partnership (the “GP Interest”), and Toro LLC purchased the 69% limited partner interest and the 30% limited partner interest in the Partnership (collectively, the “LP Interests”) from Holdings and Headington, respectively;

        WHEREAS, upon the closing of purchase and sale of the GP Interest and LP Interests (the “Closing”), Toro Energy, Headington and Holdings each ceased to be a partner in the Partnership, and Upstate and Toro LLC became the sole general partner and the sole limited partner, respectively; and

        WHEREAS, in accordance with Section 2.02 and Section 2.10 of the TRLPA, Upstate filed an Amended and Restated Certificate of Limited Partnership with the Secretary of State of Texas to amend and restate the Partnership’s Original Certificate to reflect (i) the withdrawal of Toro Energy as a general partner of the Partnership, (ii) the admission of Upstate as the new general partner, (iii) the change in the address of the Partnership’s registered office and (iv) the change in the name and address of the registered agent of the Partnership.

        NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein, Upstate and Toro LLC (individually, a “Partner”, and collectively, the “Partners”) desire to amend and restate the Original Partnership Agreement in its entirety, and the Partners hereby agree as follows:

     1.      Continuation.    The Partners hereby continue the limited partnership formed September 30, 1999, pursuant to the Original Certificate and the Original Partnership Agreement. The rights and liabilities of the Partners shall be as provided in the TRLPA, except as herein otherwise expressly provided. On the request of the General Partner, the Limited Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary to qualify, continue or terminate the Partnership as a limited partnership under the laws of the State of Texas and to qualify the Partnership to do business in such other states where such qualification is necessary or desirable.

     2.      Name.    The name of the Partnership is Toro Partners, LP.

     3.      Purpose. The Partnership is organized for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any and all activities permitted under the TRLPA.

     4.      Registered Office; Registered Agent.    The registered office of the Partnership in the State of Texas is 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of the Partnership's registered agent at such registered office is CT Corporation System. The General Partner may change the registered office and the registered agent at such times as the General Partner determines appropriate in any manner provided by law.

     5.      Principal Office; Other Offices.    The principal office of the Partnership in the United States shall be at such place as the General Partner may designate, which need not be in the State of Texas, and the Partnership shall maintain records there as required by Section 1.07 of the TRLPA. The Partnership may have such other offices as the General Partner may designate.

     6.      Partners.    The names, business addresses and Sharing Ratios of the Partners are as follows:

NAME	BUSINESS ADDRESS	SHARING RATIO

Upstate Energy Inc.	10 Lafayette Square	1%
	Buffalo, NY 14203

Toro Partner LLC	10 Lafayette Square	99%
	Buffalo, NY 14203

     7.      Management.

          (a)    The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner, who shall make all decisions and take all actions for the Partnership. The Limited Partner shall not have any right, power or authority to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership, or to incur any expenditures on behalf of the Partnership.

          (b)      In managing the business and affairs of the Partnership and exercising its powers as the general partner, the General Partner may, but is not required to, act through resolutions adopted at meetings and in written consents. Decisions or actions taken by the General Partner in accordance with this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner of the Partnership.

     8.      Term.    The Partnership's existence commenced upon the filing of the Original Certificate with the Secretary of State of Texas, and its existence shall be perpetual, unless it is sooner dissolved as a result of: (a) the written approval of all of the Partners, (b) an event of withdrawal of the General Partner has occurred under the TRLPA or (c) an entry of a decree of judicial dissolution has occurred under Section 8.02 of the TRLPA. No other event shall cause a dissolution of the Partnership.

     9.      Capital Contributions.    The initial capital contributions were made by the Former Partners.

     10.      Additional Contributions.    The Partners are not required to make any additional capital contributions to the Partnership.

     11.      Allocations of Profit and Losses.    The Partnership's profits and losses shall be allocated among the Partners in proportion to their Sharing Ratios.

     12.      Distributions.    The Partnership shall make distributions (of cash or other property) to the Partners in proportion to their Sharing Ratios at such times and in such amounts as the General Partner shall determine; provided, that the Partnership shall not make any distribution in excess of the amount that may be distributed under Section 6.07 of the TRLPA.

     13.      Assignments; Encumbrances.    No Partner may assign, sell, exchange, convey, transfer, gift or otherwise dispose of its partnership interest (as defined in the TRLPA), in whole or part, to any other person without the prior written consent of the other Partner. No Partner may grant a security interest or otherwise encumber its partnership interest (as defined in the TRLPA), in whole or part, without the prior written consent of the other Partner.

     14.      Withdrawal.    The Limited Partner may not withdraw from the Partnership. The General Partner agrees not to withdraw from the Partnership without the prior written consent of the Limited Partner, and any withdrawal of the General Partner without the prior written consent of the Limited Partner shall be a breach of this Agreement.

     15.      Amendments to this Agreement.    This Agreement may be amended, modified, supplemented or restated in any manner permitted by the TRLPA and approved by the Partners.

     16.      Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement.

     17.      Governing Law.    This Agreement shall be governed by, and construed under, the laws of the State of Texas (without regard to principles of conflict of laws), all rights and remedies being governed by said laws.

        IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement to be effective as of the Closing.

GENERAL PARTNER:

UPSTATE ENERGY INC.
By: /s/ B. H. Hale
Name: B. H. Hale
Title: President

LIMITED PARTNER:

TORO PARTNER LLC
By: /s/ K. D. Cotter
Name: K. D. Cotter
Title: Vice President